Exhibit 10.12

EVERYWARE, INC.

SALE OF THE COMPANY BONUS PLAN

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the EveryWare, Inc. Sale Bonus Plan (the “Plan”) and shall be effective as of March 23, 2012, which is the date of the Plan’s adoption by the Board and the effective date of the merger (the “Merger”) of Anchor Holdings, Inc. (“Anchor”) with and into EveryWare, Inc., a Delaware corporation (the “Company”), (the “Effective Date”). The purpose of the Plan is to enable the Company to retain in its employ persons of high competence by providing participating employees with an opportunity to receive additional compensation in connection with a potential Sale of the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, capitalized terms used herein that are not otherwise defined shall have the meanings set forth below:

2.1 “Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person.

2.2 “Award” means an award granted under the Plan entitling a Participant to receive a portion of the Bonus Pool based on the Participant’s Award Percentage. Awards under the Plan will be granted pursuant to a written Award notice, a form of which is attached hereto as Exhibit A (each, an “Award Notice”).

2.3 “Award Percentage” means the percentage of the Bonus Pool to which a Participant will be entitled pursuant to the grant of an Award under the Plan. Award Percentages may be denominated in fractional percentages; provided that in no event may the aggregate Award Percentages for all outstanding Awards under the Plan at any given time exceed one hundred percent (100%).

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus Amount” means the amount payable to a Participant under the Plan based on the applicable Award Percentage under an Award and the amount of the Bonus Pool.

2.6 “Bonus Pool” means an amount equal to:

(a) $403,568 if the Fund I Inflows are at least $60,000,000 and less than $75,000,000;

(b) $1,071,268 if the Fund I Inflows are at least $75,000,000 and less than $90,000,000;

(c) $1,995,923 if the Fund I Inflows are at least $90,000,000 and less than $105,000,000;

(d) $3,170,611 if the Fund I Inflows are at least $105,000,000 and less than $120,000,000; and

(e) $4,588,659 if the Fund I Inflows are at least $120,000,000 or more.

Any portion of the Bonus Pool that is not allocated to outstanding Awards under the Plan as a result of the aggregate Award Percentages for all outstanding Awards at the time of consummation of a Sale of the Company being less than one hundred percent (100%) shall be canceled and extinguished as of the consummation of such Sale of the Company and retained by the Company for general corporate purposes.

2.7 “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.8 “Committee” means the Plan’s administrative committee consisting at all times of two (2) or more individuals appointed by the Board from time to time; provided that if no such committee exists, the “Committee” means the Board.

2.9 “Company” shall have the meaning set forth in ARTICLE I hereof.

2.10 “Effective Date” shall have the meaning set forth in ARTICLE I hereof.

2.11 “Fund I” means Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., and Monomoy Executive Co-Investment Fund, L.P.

2.12 “Fund II” means Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

2.13 “Fund I Inflows” means, without duplication, the aggregate dollar amount of all cash payments (including dividends but excluding debt repayments, management or other fees and any expense reimbursements) and any other property received by Fund I (or any transferee of Fund I in respect of equity securities of the Company so transferred) on or after the Effective Date with respect to or in exchange for equity securities (including securities which are convertible into equity securities) of the Company (whether such payments are received from the Company or any third party). For purposes of this definition, any cash proceeds or other property that are deposited into an escrow account or that are held back by the purchaser in a Sale of the Company for distribution upon the occurrence of any event or the satisfaction of certain conditions following the Sale of the Company shall be disregarded in measuring any Fund I Inflows until such time as such amounts are absolutely and unconditionally released to and received by the selling equityholders of the Company. For purposes of this definition of Fund I Inflows the value of any non-cash consideration received by Fund I (or any transferee of Fund I in respect of equity securities of the Company so transferred) shall be equal to the fair market value of such consideration as determined by the Committee in its reasonable discretion, after applying a 15% discount to such determination.

2.14 “Participant” means any employee of the Company or its Subsidiaries who is selected to participate in the Plan in accordance with Article IV hereof.

2.15 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.16 “Plan” shall have the meaning set forth in Article I hereof.

2.17 “Sale of the Company” means any transaction or series of related transactions pursuant to which any person(s) or entity(ies) (other than Fund I or Fund II (including any Affiliate of Fund I or Fund II)) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

2.18 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE III

ADMINISTRATION

3.1 General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (a) select Participants, (b) determine the Award Percentage applicable to Awards, (c) determine (in accordance with the terms of the

Plan and any applicable Award Notice) the Bonus Amounts payable pursuant to Awards based on the Fund I Inflows in connection with a Sale of the Company, (d) determine (in accordance with the terms of the Plan and any applicable Award Notice) the conditions and restrictions, if any, subject to which the payment of Bonus Amounts pursuant to Awards will be made, (e) certify that the conditions and restrictions applicable to the payment of Bonus Amounts pursuant to an Award have been met, (f) interpret the Plan, and (g) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may reasonably deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s reasonable good faith discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.2 hereof. The validity, construction, and effect of the Plan and the rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws, rules and regulations promulgated pursuant thereto.

3.2 Plan Expenses. The expenses of the Plan shall be borne by the Company.

3.3 Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any amount under the Plan. The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

3.4 Delegation. The Committee may, to the extent permissible by applicable law, delegate any of its authority hereunder to such Persons as it deems appropriate.

3.5 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

3.6 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other Persons as may be required in carrying out its duties in connection with the Plan.

ARTICLE IV

PARTICIPATION; GRANT AND PAYMENT OF AWARDS

4.1 Participation. Awards are hereby granted under the Plan to those Persons named in Exhibit B hereto (the “Initial Participants”), making such Persons participants in the Plan; and such Participants’ Awards and Award Percentages are also set forth in Exhibit B hereto. Participation in the Plan shall be limited to those Participants selected by the Committee from time to time, and no employee of the Company shall have any right to be selected as a

Participant. Nothing in the Plan shall interfere with or limit in any way any right of the Company or any of its Subsidiaries to terminate any Participant’s employment at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company or any of its Subsidiaries for any period of time or to continue such Participant’s present (or any other) rate of compensation. No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan. By accepting any payment under the Plan, each Participant and each Person claiming under or through such Participant shall be conclusively deemed to have indicated such Person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee. Subject to the terms and conditions of the Plan, determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.

4.2 Grant of Awards. The Committee shall determine the Participants (other than the Initial Participants) to whom Awards under the Plan are granted. Awards granted under the Plan shall contain an Award Percentage and shall represent the right to receive a Bonus Amount. The Committee may impose such vesting or other restrictions in an Award Notice on an Award granted under the Plan as it determines in its sole discretion.

4.3 Determination of Bonus Pool; Time and Form of Payment of Bonus Amounts. The amount of the Bonus Pool shall be determined by the Committee on or as soon as administratively practicable following a Sale of the Company. Subject to the provisions of Sections 4.4 and 4.5 hereof and the satisfaction of any vesting condition imposed by the Committee on an Award at the time of grant or, if agreed to by the affected Participant, thereafter, each Bonus Amount that becomes payable in respect of an Award hereunder shall be paid to the Participant in cash in a single, lump-sum as soon as administratively practicable following the consummation of a Sale of the Company (but in no event later than thirty (30) days following the consummation of a Sale of the Company); provided, however, that in the event that the Fund I Inflows increase due to the release of any cash proceeds that are deposited into an escrow account or that are subject to being held back by the purchaser of the Company for distribution upon the occurrence of any event or the satisfaction of certain conditions following the Sale of the Company, as described in the final sentence of the definition of “Fund I Inflows” herein (such increase referred to herein as a “Subsequent Increase”), and the Subsequent Increase increases the Fund I Inflows such that a larger Bonus Pool would be payable, then any Participant who has remained continuously employed with the Company or any of its Subsidiaries until the time of such Subsequent Increase shall be paid, within sixty (60) days following the Subsequent Increase, an additional Bonus Amount equal to the product of (x) such Participant’s Award Percentage and (y) the increase in the Bonus Pool that resulted from the Subsequent Increase. Upon acceptance of payment of any Bonus Amount in respect of any Award hereunder, the Participant shall be deemed, absent manifest error or bad faith by the Committee, to have (i) accepted all aspects of the calculation of the Bonus Pool with respect to the applicable Bonus Amount, and (ii) unconditionally released and discharged the Company and any and all of the Company’s partners, Subsidiaries, Affiliates, successors and assigns and any and all of its and their past and present officers, directors, managers, partners, agents, employees and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan with respect to such Bonus Amount, including the determination of such Bonus Amount and any other matter associated therewith.

4.4 Employment Requirement. Unless otherwise determined by the Committee in its sole discretion, payment of any Bonus Amount in respect of any Award hereunder shall be conditioned upon the Participant’s continued employment with the Company or its Subsidiaries through the date of the consummation of a Sale of the Company (and through the date of payment of any portion of the Bonus Amount payable after the date of consummation of such Sale of the Company, to the extent any portion of the Bonus Amount becomes payable after the date of such Sale of the Company). Unless otherwise determined by the Committee in its sole discretion, a Participant shall not be entitled to the payment of any Bonus Amount in respect of an Award hereunder in the event of such Participant’s termination of employment at any time or for any reason (or no reason) prior to the date of consummation of a Sale of the Company, and all of a Participant’s Awards granted under the Plan shall be forfeited automatically upon such Participant’s termination of employment at any time or for any reason (or no reason).

4.5 Restrictive Covenants. In partial consideration for the grant of an Award under the Plan, a Participant’s rights with respect to the payment of any Bonus Amount under the Plan shall be subject to the Participant’s compliance with any non-competition, non-solicitation or other restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between the Company and the Participant, whether entered into prior to, on or following the Effective Date. If, at the time of enforcement of any restrictive covenants described in this Section 4.5, a court shall hold that the duration, scope, area or other restrictions stated in the applicable agreement are unreasonable under circumstances then existing, such provisions shall be enforceable to the maximum extent permissible under applicable law. In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Participant shall be required upon a breach of any such restrictive covenant to forfeit the Participant’s rights with respect to any Award hereunder.

ARTICLE V

MISCELLANEOUS

5.1 Successors. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan. No rights under the Plan shall be assignable by the Participant or subject to any pledge or encumbrance of any nature.

5.2 Nontransferability. No Award or right to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 5.2 shall be void. In the event of an attempted transfer by a Participant of an Award or a right to receive payment pursuant to the Plan contrary to this Section 5.2 hereof, the Committee may in its sole discretion terminate such Award or right.

5.3 Withholding Taxes. The Company or any of its Subsidiaries shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under the Plan.

5.4 Amendment and Termination of the Plan. The Board reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment or termination adversely affect in any material respect the rights of Participants hereunder without the prior written consent of those Participants holding in excess of 50% of the Award Percentages; provided further, that, no such amendment may affect any rights granted specifically to a Participant pursuant to an Award Notice without such Participant’s prior written consent. This Plan, together with all exhibits and annexes hereto and any Award Notice granted pursuant to the Plan, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between a Participant and the Company with respect to the subject matter hereof.

5.5 Severability. The provisions of the Plan shall be deemed severable. The invalidity or unenforceability of any provision of the Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Plan in such jurisdiction or the validity, legality or enforceability of any provision of the Plan in any other jurisdiction, it being intended that all provisions of the Plan shall be enforceable to the fullest extent permitted by applicable law.

5.6 Titles and Headings. The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

5.7 Validity of Signatures. Signatures on any Award Notice which are transmitted by facsimile or electronic mail shall be valid for all purposes.

5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Plan or any Award shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Delaware District or any Delaware State court sitting in New Castle County, Delaware, and each of the parties hereby consents to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) and to service of process upon them in accordance with the rules and statutes governing service of process in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. EACH PARTICIPANT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THE PLAN OR ANY AWARD OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THEREUNDER.

5.9 No Obligation; Company Discretion. No provision of the Plan or any Award granted hereunder shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise enter into any proposed or potential Sale of the Company. The decision to enter into (or to reject) a proposed transaction to consummate a Sale of the Company, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.

5.10 No Acquired Rights. All Awards under the Plan are made at the Plan Committee’s discretion. The Company or the Committee assumes no obligation to a Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Awards under the Plan are special incentives and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

5.11 Code Section 409A. The Plan is intended to be exempt from, the requirements of Code Section 409A. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to be exempt from the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the reasonable discretion of the Company. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

* * * * *

EXHIBIT A

EVERYWARE, INC.

SALE OF THE COMPANY BONUS PLAN

AWARD NOTICE

[Insert Name of Participant]

[Insert Address]

[Insert City, State, Zip Code]

Dear [Insert Name of Participant]:

The purpose of this award notice (this “Award Notice”) is to inform you that you have been granted an award (the “Award”) under the EveryWare, Inc. (the “Company”) Sale Bonus Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the Plan. The Award Percentage for the Award is [Insert Award Percentage]%. The payment of any Bonus Amount in respect of the Award will be subject in all respects to your continued employment with the Company or its Subsidiaries on the date of consummation of a Sale of the Company (as defined in the Plan) and the date of payment of any portion of the Bonus Amount payable after the date of consummation of such Sale of the Company, to the extent any portion of the Bonus Amount becomes payable after the date of such Sale of the Company due to a Subsequent Increase. This Award Notice and the Award hereunder are subject in all respects to the terms and conditions of the Plan. If and to the extent that this Award Notice conflicts or is inconsistent with the terms and conditions of the Plan, the Plan shall govern and control. The Plan and this Award Notice contain the entire understanding between you and the Company with respect to the subject matter hereof, and supersede any and all prior agreements between you and the Company with respect thereto.

* * * * *

A-1

EVERYWARE, INC.

By:

Name:

Title:

ACKNOWLEDGEMENT

I hereby acknowledge that (i) I have received and reviewed a copy of the Plan, and (ii) this Award Notice, the Award and my participation in the Plan are subject in all respects to the terms and conditions of the Plan.

Dated: , 2012
Participant’s Signature

A-2

EXHIBIT B

Participant	Award Percentage
Mark Eichhorn	19.27608%
Mark Hedstrom	14.45706%
Bert Filice	14.45706%
Dan Taylor	19.34033%
Bob Ryder	9.63804%
Dan Bender	1.92761%
Deb Kidwell	1.92761%
Nate Smith	1.92761%
Brett Fulford	1.92761%
Mike Bohland	1.92761%
William Kruger	0.08568%

B-1